FIXED ACCOUNT WITH A MARKET VALUE ADJUSTMENT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the sections of the Contract as set forth below:

The following paragraph is hereby added to the first page of the Contract.

I. PAYMENTS AND VALUES BASED ON THE FIXED PERIOD ACCOUNTS ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO AN OWNER OR
      ANNUITANT, INCLUDING WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY.

II.   DEFINITIONS:  The  following  definitions  are added to or  revised in the
      Contract:

          ACCOUNT PERIOD: The period of a Fixed Period Account. Account Periods range from 1 to 10 years.

          CONTRACT VALUE: The Contract Value for any Valuation Period is equal to the total dollar value accumulated under this Contract in all of the Investment Options and the Fixed Account prior to any Market Value Adjustment.

          FIXED ACCOUNT: An option within the General Account which may be selected.

          FIXEDPERIOD ACCOUNTS: Fixed Period Accounts are part of the Fixed Account. They are only available during the Accumulation Phase. Only one of these Fixed Period Accounts is available for Purchase Payment allocations or transfers at any one point in time.

          MARKET VALUE ADJUSTMENT (MVA): A positive or negative adjustment if any portion of a Fixed Period Account is withdrawn or transferred out on any day other than within 30 days before the end of the Account Period.

III. ALLOCATION OF PURCHASE PAYMENTS: The following replaces the ALLOCATION OF PURCHASE PAYMENTS provision section as set forth in the Contract:

         ALLOCATION OF PURCHASE PAYMENTS:
         Purchase Payments may be allocated to one or more of the Investment Options and/or to the Fixed Account. The allocation of the initial Purchase Payment is made in accordance with your selection made at the Issue Date. Unless you inform us otherwise, subsequent Purchase
         Payments are allocated in the same manner as the initial Purchase Payment. However, the Company has reserved the right to allocate the initial Purchase Payment to the Money Market Investment Option until the expiration of the Right to Examine period. All allocations of Purchase Payments are subject to the Allocation Guidelines shown on the Contract Schedule. We guarantee that you will be allowed to select at least five Investment Options for such allocations.

IV. CONTRACT MAINTENANCE CHARGE: The following replaces the third sentence of the CONTRACT MAINTENANCE provision section as set forth in the
         Contract:

         CONTRACT MAINTENANCE CHARGE:
         The number of Accumulation Units to be canceled from each applicable Investment Option is the ratio that the value of each Investment Option bears to the total Contract Value in the Investment Options. If there is an insufficient amount in the Investment Options, any remaining amount is deducted from the Fixed Account.

V. SUSPENSION OR DEFERRAL OF PAYMENTS: The following is added to the SUSPENSION OR DEFERRAL OF PAYMENT provision section as set forth in the
         Contract:

     The Company reserves the right to postpone payments from the Fixed Account for a period of up to six months.

VI. TRANSFERS: The following replaces the TRANSFERS provision section as set forth in the Contract:

         You may transfer all or part of your interest in the Investment Options and, subject to some restrictions, the Fixed Account. We reserve the right to charge for transfers if there are more than the number of free transfers shown on the Contract Schedule. All transfers are subject to the following:

1. The deduction of any transfer fee that we may impose as detailed on the Contract Schedule. We will deduct the transfer fee from the source account (Investment Options or Fixed Account) from which you make the transfer. If you transfer the entire amount in the source account, then we will deduct the transfer fee from the amount transferred. If you are transferring from multiple source accounts, we will treat the transfer as a single transfer and we will deduct any transfer fee proportionally from the source accounts if you transfer less than the entire amount in the accounts.

2. We reserve the right to limit transfers until the expiration of the Right to Examine period.

3. No transfer will be effective within seven calendar days prior to the date on which the first Annuity Payment is due.

4.   Any transfer direction must clearly specify:

     a.   the amount you wish to transfer; and

     b.   the accounts which are to be affected.

5. You can make transfers from the Fixed Account to the extent that any required minimum amount in the Fixed Account stated in the Contract or any endorsements is met. These transfers may be subject to a MVA.

6. After the Income Date, transfers may not be made from a fixed Annuity Option to a variable Annuity Option.

7. After the Income Date, you can make transfers from a variable Annuity Option to a fixed Annuity Option. The number of Annuity Units canceled from the variable Annuity Option will be equal in value to the amount of the Annuity Reserve transferred out of the Variable Account. The amount transferred will purchase fixed Annuity Payments under the Annuity Option in effect and based on the Age and sex of the Annuitant, where allowed, at the time of the transfer.

8. Your right to make transfers is subject to modification if we determine, in our sole opinion, that the exercise of the right by one or more Contract Owners is, or would be, to the disadvantage of other Contract Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right that we consider to be to the disadvantage of other Contract Owners, including rejecting a transfer request. We could apply modifications to transfers to or from one or more of the accounts, and could include, but is not limited to:

     a.   requiring a minimum time period between each transfer;

     b. not accepting a transfer request from an agent acting on behalf of more than one Contract Owner; or

     c. limiting the dollar amounts that a Contract Owner may transfer between the accounts at any one time; or

     d. not accepting telephone transfer instructions or transfer instructions other than by U.S. mail; or

     e.   prohibiting transfers into specific Investment Options.

9. We reserve the right to modify the transfer provisions subject to applicable state law at any time and without prior notice to any party.

     If you elect to use this transfer privilege, we will not be liable for transfers made in accordance with your instructions. We will determine all amounts and Accumulation Units as of the end of the Valuation Period during which the request for transfer is received at the Service Center.

VII. WITHDRAWAL PROVISIONS: The following replaces the first paragraph of the Withdrawal Provisions section of the Contract:

         WITHDRAWALS: During the Accumulation Phase, you may make, upon Authorized Request, a full or partial withdrawal of the Contract Value. Unless you instruct us differently, we will make partial withdrawals pro-rata from the Investment Options you select if there is sufficient value for the withdrawal. If the amount in the Investment Options is insufficient for the withdrawal, then the remaining amount of the withdrawal will come from the Fixed Account. If you request a partial withdrawal from the Fixed Account, we will first withdraw the requested amount and any applicable withdrawal charges from the Fixed Account until the remaining Fixed Account balance is equal to any required minimum amount in the Fixed Account stated in the Contract or any endorsements. We will then take the remaining requested amount (and any applicable withdrawal charges) from the Investment Options.

         Partial withdrawals from the Fixed Account may be subject to a MVA that may increase or decrease the amount you receive subject to the Fixed Account Guaranteed Minimum Value. Partial withdrawals from the Investment Options will result in the cancellation of Accumulation Units from each Investment Option in the ratio that the value of each Investment Option bears to the total Contract Value in the Investment Options.

VIII. PARTIAL WITHDRAWAL PRIVILEGE: The following replaces the PARTIAL WITHDRAWAL PRIVILEGE provision section as set forth in the Contract Schedule which is made part of the Contract.

         PARTIAL WITHDRAWAL PRIVILEGE: Each Contract Year, on a non-cumulative basis, you can make multiple withdrawals up to a total of [10%] of Purchase Payments (prior to any MVA), without incurring a withdrawal charge. However, the withdrawal may be still subject to any applicable MVA if any portion of the amount is withdrawn from the Fixed Account. Full withdrawals are assessed a withdrawal charge on the full Withdrawal Charge Basis Amount with no reductions for the Partial Withdrawal Privilege.

IX. INCOME DATE: The following replaces the INCOME DATE provision section of the
Contract:

         INCOME DATE: Your Income Date is shown on the Contract Schedule. You may make an Authorized Request for a different date, however any such request is subject to Company approval. The Income Date must always be the first day of a calendar month. The earliest Income Date you can request is a date that is at least two years after the Issue Date. The Income Date will not be later than the calendar month following the later of the Annuitant's 90th birthday or 10 years from the Issue Date, unless approved by the Company. However, the Income Date will never be greater than that permitted under state law. Your selection to start Annuity Payments may involve a MVA if any of your Contract Value is in the Fixed Account on the Income Date.

 X. AMOUNT AVAILABLE FOR ANNUITY PAYMENTS: The following replaces the AMOUNT AVAILABLE FOR ANNUITY PAYMENTS provision section as set forth in the Contract Schedule which is made part of the Contract:

         AMOUNT AVAILABLE FOR ANNUITY PAYMENTS: The amount available for Annuity Payments is your Contract Value (adjusted for any MVA) less any applicable Premium Tax.

XI. FIXED ACCOUNT: The following provisions are added to the Contract:

                   FIXED ACCOUNT PROVISIONS

         FIXED PERIOD ACCOUNTS

         Fixed Period Accounts are part of the Fixed Account to which you may allocate Purchase Payments or transfer amounts. Fixed Period Accounts have Account Periods ranging from 1 to 10 years. Only one of these Fixed Period Accounts is available for Purchase Payment allocations and transfers made in a single Contract Year.

     The table below shows the Account Periods available in each Contract Year:

---------------------------- -------------------------- -------------------------- --------------------------
         Contract                  Fixed Period                 Contract                 Fixed Period
           Year                   Account Length                  Year                  Account Length
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
             1                          10                         11                          5
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
             2                           9                         12                          4
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
             3                           8                         13                          3
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
             4                           7                         14                          2
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
             5                           6                         15                          1
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
             6                           5                         16                          5
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
             7                           4                         17                          4
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
             8                           3                         18                          3
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
             9                           2                         19                          2
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
            10                           1                         20                          1
---------------------------- -------------------------- -------------------------- --------------------------

         After the 20th Contract Year, the Fixed Period Account available follows the schedule shown above for Contract Years 11 to 20.

FIXED ACCOUNT CONTRACT VALUE

The value in the Fixed Account Contract Value at any one time is equal to:

    1. the Purchase Payments allocated to the Fixed Account; plus

    2. the Contract Value transferred to the Fixed Account; plus

    3. interest credited to the Contract Value in the Fixed Account; less

    4. any prior withdrawals of Contract Value from the Fixed Account and any applicable charges; less

    5. any Contract Value transferred from the Fixed Account; less

6. Contract maintenance charges, withdrawal charges or transfer fees or any applicable Premium Taxes deducted from the Contract Value held in the Fixed Account.

         A transfer or withdrawal from the Fixed Account will first reduce the oldest Fixed Period Account, then the next oldest Fixed Period Account, and so on.

XII.      MARKET VALUE ADJUSTMENT

If you transfer or withdraw Contract Value from a Fixed Period Account at any time other than 30 days before the end of its Account Period, we will adjust the value of withdrawal or transfer based on a formula called a "Market Value Adjustment" or "MVA".

The MVA Formula is equal to [(1+I)/(1+J)]N where:

I = current rate earned in the Fixed Period Account from which amounts are being transferred or withdrawn.

J = current rate earned for a new Account Period equal to the remaining term (rounded up) in the current Account Period.

N = number of days from the date of transfer from or withdrawal from the Fixed Period Account to the next Contract Anniversary, divided by 365, plus the number of whole years remaining in the Account Period.

We will not make MVAs for amounts withdrawn for withdrawal charges, transfer fees, the contract maintenance charge or for the death benefit. We will not make MVAs on the amount you receive if you return the Contract under the Right to Examine provision. We determine any applicable withdrawal charges based on the market value adjusted withdrawals. Within 30 days before the end of the Account Periods, there will be no MVA made. You will receive at least 30 days advance notice of the period in which no MVA will be made. Any amounts over any required minimum amount in the Fixed Account stated in the Contract or endorsements, if any, that remains at the end of the Account Period and for which we have not received instructions will then be allocated to the five-year Fixed Period Account along with any required minimum amount.

FIXED ACCOUNT GUARANTEED MINIMUM VALUE: The Fixed Account Contract Value, adjusted for any MVA, is guaranteed to be at least equal to the greater of:

a. all allocations and transfers to the Fixed Account less partial withdrawals (including any withdrawal charges) or transfers from the Fixed Account, or

b.   the sum of i. and ii., where:
     i. is [87.5%] of all allocations and transfers to the Fixed Account less all partial withdrawals (including any withdrawal charges) or transfers from the Fixed Account, accumulated at the Fixed Account Guaranteed Minimum Interest Rate specified in the Contract Schedule; and
     ii.is any withdrawal charges that would have been assessed against the Fixed Account on a full withdrawal.

Partial withdrawals and transfers in the above calculation of the Fixed Account Guaranteed Minimum Value do not reflect any MVA.

                  Signed for Allianz Life Insurance Company of North America by:


             /s/ Suzanne J. Pepin               /s/ Mark Zesbaugh
                 Suzanne J. Pepin                   Mark Zesbaugh
            Senior Vice President, Secretary,         President
              and Chief Legal Officer
S40695